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                                                                   EXHIBIT 99

         This Exhibit 99 to Form 8-K contains a copy of Item 5 of Part II of the Company's quarterly report on Form 10-QSB for the quarter ended September 30, 1997, as amended by Form 10-QSB/A filed on November 17, 1997. Portions of this Item are incorporated by reference into Item 2 of this report.

         Item 5.  Other Information

         Private Placement

         On November 6, 1997, the Company completed the Initial Closing of a private placement and on November 14, 1997 completed a second closing of the private placement with total aggregate gross proceeds of $16,960,000 by selling 16,960,000 shares of Common Stock of the Company. In addition, the placement agents received as commissions (i) 1,442,652 shares of Common Stock,
(ii) $305,000 and (iii) warrants for the purchase of a total of 1,740,265 shares of Common Stock at an exercise price of $1.00 per share. The common stock was issued to accredited investors pursuant to Section 4(2) of the Securities Act of 1933, as amended and Rule 506 of Regulation D. Simultaneous with the Initial Closing, the Company changed its name to InKine Pharmaceutical Company, Inc. The Company's estimated expenses in connection with the private placement are $350,000.

         Acquisitions

         Simultaneous with the Initial Closing, the company acquired Sangen and CorBec. In addition, certain rights possessed by ALW Partnership to cancel the Company's exclusive worldwide license for the Purgative Product lapsed. See Part I, Item 2 - Management's Discussion and Analysis of Financial Condition and Results of Operations.

         Simultaneous with the acquisition, Dr. Leonard S. Jacob, became Chairman of the Board and Chief Executive Officer of the Company under a long term employment agreement and was issued a ten-year option entitling him to purchase the number of shares of Common Stock equal to 7 1/2% of the fully diluted capitalization of the Company. The exercise price of Dr. Jacob's option is (i) $0.61 per share for 1,200,000 shares and (ii) $1.00 per share for shares in excess of 1,200,000 shares. Dr. Taffy J. Williams, formerly the Company's President and Chief Executive Officer, became President and Chief Operating Officer of the Company following the above acquisitions. In January 1997, Dr. Williams received an option to purchase 5% of the fully diluted capitalization of the Company. The exercise price of Dr. Williams' option is
(i) $0.61 per share for 500,000 shares and (ii) $1.00 per share for shares in excess of 500,000 shares. In the cases of both Dr. Jacob and Dr. Williams, "fully diluted capitalization" is determinable upon the final closing of the private placement described above in this Item 5. "Fully diluted capitalization" means all issued and outstanding shares of Common Stock of the Company plus all shares issuable upon exercise of outstanding derivative instruments (other than certain warrants and options granted to the underwriter in the Company's initial public offering). As of the date hereof, Dr. Jacob and Dr. Williams have received options to purchase 1,200,000 shares and 500,000 shares, respectively. As described above, both currently have the right to receive additional options, which will be delivered to them (along with any additional options to which they are entitled based on the final closing) in connection with the final closing of the private placement.

         The Sangen acquisition included the grant to Dr. Tuszynski, the inventor of the Thrombospondin Technology, and Allegheny University of the Health Sciences ("AUHS") of 125,000 shares and options to purchase an aggregate of 375,000 shares, of which options for 250,000 shares will be exercisable upon achievement of specified milestones in the development of a new drug candidate. In addition, Dr. Tuszynski, and AUHS will be entitled to cash royalties based on net sales and sub-license fees derived from the technology. The Company has agreed to fund additional research in Dr. Tuszynski's laboratory in an amount ranging from $150,000 (in the first year) to $1,350,000 (over seven years, inclusive). Dr. Tuszynski is to be engaged as a consultant to the Company for a two-year period at a fee of $50,000 per year.


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         The acquisition of CorBec resulted in the payment of $750,000 and the issuance of 750,000 shares of Common Stock of the Company with provisions for additional cash payments and stock issuances based upon the achievement of certain milestones for CorBec's most advanced drug candidate, CBP-1011, an orally administered glucocorticoid analog, which is in a Phase III pivotal clinical trial in the United States. These milestones include the receipt of an FDA letter of approval to sell the drug, and certain designated annual amounts of sales. The maximum cash and shares to be issued will be an aggregate of $8,000,000 in cash and 440,000 shares of Common Stock. Additional cash payments of up to $8,500,000 and 280,000 shares of Common Stock are to be made based on the achievement of certain annual levels of sales of a second drug developed from the CorBec technology. In addition, the Company has agreed to enter into three-year consulting agreements with Dr. Alan Schreiber, the inventor of the CorBec technology and with the former chief executive officer of CorBec, providing for aggregate consulting fees over three years equal to $510,000, and for the grant of options with respect to an aggregate of 170,000 shares of Common Stock. Dr. Schreiber will receive an option for an additional 200,000 shares upon FDA approval, if any, of an IND and commencement of clinical trial with respect to a third generation compound. The Company is also to fund up to $240,000 of sponsored research in Dr. Schreiber's laboratory over the course of three years.

         Simultaneous with the Initial closing, the Company paid $150,000 (in addition to $100,000 paid in January 1997) to ALW Partnership in connection with the Purgative Product license. The Company (i) will make certain payments to ALW Partnership aggregating up to $250,000 upon the completion of certain development milestones, (ii) has issued to ALW Partnership options to purchase an aggregate of 750,000 shares of Common Stock at a price of $0.61 per share, which are exercisable as to 250,000 shares and will become exercisable as to 500,000 shares if certain developmental milestones are met and (iii) is required to pay to ALW Partnership cash royalties of 2% of net sales of the related drug, if any, which percentage will increase to 4% with respect to net sales between $5,000,000 and $10,000,000 and to 6% as to net sales in excess of $10,000,000.

         The Company will incur a non-recurring charge attributable to each acquisition which will be treated as purchased research and development and expensed in the current year.